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Exhibit 99.1

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands)	2003	2002
Assets
Current Assets
Cash and cash equivalents	$24,138	$3,635
Trade receivables
U.S. Government	24,570	26,540
Other, less allowance for doubtful accounts of $556 and $235 for 2003 and 2002, respectively	8,807	11,148

	33,377	37,688
Federal income tax receivable	—	15,509
Inventories	16,968	20,951
Prepaid expenses and other assets	2,660	1,351
Deferred income taxes	6,757	4,528
Assets of discontinued operations	6,139	15,092

Total Current Assets	90,039	98,754

Deferred income taxes	10,886	11,531
Other assets	7,710	7,421
Insurance receivable—asbestos litigation	20,317	20,343
Property and equipment
Land	459	459
Buildings and improvements	38,020	35,244
Machinery and equipment	68,394	67,002
Furniture and fixtures	4,715	4,891

	111,588	107,596
Less: Allowance for depreciation and amortization	89,372	86,400

	22,216	21,196

Total Assets	$151,168	$159,245

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$10,117	$11,711
Accrued employee compensation and taxes	11,920	12,043
Customer advances	2,452	6,211
Reserve for contract losses	1,681	2,050
Other liabilities	5,654	3,682
Liabilities of discontinued operations	16,611	12,563

Total Current Liabilities	48,435	48,260

Minimum pension liability	6,755	8,276
Post retirement benefits other than pensions	21,970	22,361
Reserve for asbestos litigation	31,595	31,852
Other liabilities	1,466	865
Shareholders' equity
Common stock—par value $1.00 per share Authorized shares 30,000,000; Issued 14,374,148 shares; Outstanding 13,267,218 shares in 2003 and 13,067,918 shares in 2002	14,374	14,374
Additional capital	88,125	92,085
Retained deficit	(22,095)	(16,254)
Cost of shares in treasury:
1,106,930 shares in 2003 and 1,306,230 shares in 2002	(11,345)	(10,312)
Accumulated other comprehensive loss	(28,112)	(32,262)

Total Shareholders' Equity	40,947	47,631

Total Liabilities and Shareholders' Equity	$151,168	$159,245

See notes to consolidated financial statements.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, except per share amounts)

	Twelve Months Ended December 31,
	2003	2002	2001
Net sales	$310,947	$258,767	$238,495
Cost of sales	243,589	202,650	184,530

Gross profit	67,358	56,117	53,965
Selling & administrative expenses	42,717	38,532	32,880
Asbestos litigation provision—net	717	11,509	—
Other operating expenses—net	667	703	434

Total operating income	23,257	5,373	20,651

Non-operating income and (expense)
Interest income	463	127	618
Other income	389	64	1,085
Equity in net income of joint venture	57	99	86
Interest expense	(92)	(843)	(17)
Other expenses	(557)	(382)	(412)

	260	(935)	1,360

Income from continuing operations before income taxes	23,517	4,438	22,011
Provision for income taxes
Federal current	9,274	5,432	8,145
Federal deferred	(1,525)	(4,933)	(152)
State	662	75	(610)

Total income taxes	8,411	574	7,383

Income from continuing operations	15,106	3,864	14,628
Loss from discontinued operations—net of income tax benefit of $11,274, $23,112 and $5,621 for 2003, 2002 and 2001, respectively	(20,947)	(42,941)	(9,265)

Net (loss) income	$(5,841)	$(39,077)	$5,363

Basic earnings per share:
Income from continuing operations	$1.14	$0.30	$1.15

Loss from discontinued operations	$(1.58)	$(3.30)	$(0.73)

Net (loss) income	$(0.44)	$(3.00)	$0.42

Diluted earnings per share:
Income from continuing operations	$1.10	$0.28	$1.10

Loss from discontinued operations	$(1.53)	$(3.13)	$(0.70)

Net (loss) income	$(0.43)	$(2.85)	$0.40

See notes to consolidated financial statements.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Twelve Months ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net (loss) income	$(5,841)	$(39,077)	$5,363
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Loss from discontinued operations, net of income tax benefit	20,947	42,941	9,265
Net asbestos litigation expense	—	11,509	—
Pension expense (income), net	6,119	1,321	(2,385)
Income tax refund	16,822	—	—
Depreciation and amortization	5,415	8,763	6,413
Noncash compensation charge	—	—	346
Deferred income taxes	(1,525)	(4,933)	152
Equity in net income of joint venture	(57)	(99)	(86)
Changes in operating assets and liabilities:
Decrease in trade receivables	4,311	87	12,443
Decrease (increase) in inventories	3,983	(4,763)	11,792
(Increase) decrease in prepaid expenses and other current assets	(1,309)	404	1,223
Decrease in customer advances	(3,759)	(831)	(2,329)
(Decrease) increase in accounts payable, accruals and other current liabilities	(1,427)	7,054	5,665
Other—net	(2,844)	490	(4,692)

Net Cash Provided by Continuing Operations	40,835	22,866	43,170
Net Cash Used for Discontinued Operations, exclusive of income taxes	(7,946)	(37,806)	(45,459)

Net Cash Provided by (Used for) Operating Activities	32,889	(14,940)	(2,289)
INVESTING ACTIVITIES
Proceeds from sale of assets for discontinued operations	—	20,756	—
Increase in amount due from investee for discontinued operations	(2,122)	(3,648)	(2,986)
Repayment of advances by investee of discontinued operations	2,122	1,917	2,730
Purchase of property and equipment	(6,213)	(5,219)	(2,028)
Capital expenditures of discontinued operations	—	—	(2,610)
Repayment of advances and dividend received by investee	—	1,360	2,300

Net Cash (Used for) Provided by Investing Activities	(6,213)	15,166	(2,594)
FINANCING ACTIVITIES
Proceeds from exercise of stock options	5,178	1,825	4,063
Dividends	(5,315)	(3,912)	(5,069)
Purchase of treasury shares	(6,036)	—	—
Proceeds from borrowings	—	—	6,300
Payments on long term debt and financing	—	—	(6,300)

Net Cash Used for Financing Activities	(6,173)	(2,087)	(1,006)

Increase (decrease) in cash and cash equivalents	20,503	(1,861)	(5,889)
Cash and cash equivalents at beginning of period	3,635	5,496	11,385

Cash and cash equivalents at end of period	$24,138	$3,635	$5,496

See notes to consolidated financial statements.

UNITED INDUSTRIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1.    Nature of Operations

        United Industrial Corporation is an advanced technology company applying its resources to the research, development and production of aerospace and military systems, electronics and components under defense contracts, and to a lesser extent to energy systems for industry and utilities.

        The principal business segments are defense and related products, and energy generating systems. The ground transportation systems business is included as a discontinued operation. See Notes 2 and 16.

Note 2.    Summary of Significant Accounting Policies

  Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Actual results could differ from these estimates and such differences may be material to the Financial Statements.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company includes in income its proportionate share of the net earnings or losses of unconsolidated investees, when the Company's ownership interest is between 20% and 50%. During 2002, the discontinued transportation operations of the Company began recording 100%, instead of 35%, of Electric Transit Inc.'s ("ETI's") losses because of the apparent inability of Skoda, a.s., the majority owner, to meet its financial obligations under ETI's shareholder agreement and AAI's contractual indemnification of the surety concerning certain of ETI's performance criteria.

  Fair Value Information

        The carrying amounts for cash, accounts receivable and accounts payable approximate fair value because of the short term nature of these instruments.

  Discontinued Operations

        The Company accounts for the remaining transportation operations as discontinued operations including its 35% ownership in ETI.

        During 2002, the Company sold two transportation overhaul contracts and related assets. The Company recorded a loss of $21,500,000 associated with this transaction. The proceeds of this sale were approximately $20,756,000. In addition, the agreement provided for the Company to be released under all performance bonds and obligations under the conveyed contracts. Further, the Company received a cost plus fee contract to perform work on the conveyed contracts for the purchaser during a transition period not to exceed six months. These divested overhaul contracts, and the efforts undertaken by AAI to assist ETI to complete its one remaining contract, as well as AAI's equity interest in ETI, are included in the accounting for discontinued operations. See Notes 16 and 17 for additional information.

  Cash Equivalents and Marketable Securities

        The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

  Inventories

        Inventories are stated at the lower of cost or market. At December 31, 2003 and 2002, approximately 14% and 21%, respectively, of total inventory were priced by the last-in, first-out (LIFO) method with the remainder priced at actual or average cost. If the first-in, first-out (FIFO) method of inventory pricing had been used, inventories would have been approximately $3,149,000 and $2,984,000 higher than reported on December 31, 2003 and 2002, respectively.

  Revenue and Gross Profit Recognition

        The Company generally follows the percentage-of-completion method of accounting for its long-term contracts. Sales and gross profit are principally recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Alternatively, certain contracts provide for the production of various units throughout the contract period, and sales and gross profit on these contracts are accounted for based on the units delivered. Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable. Incentives or penalties, estimated warranty costs and awards applicable to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information to assess anticipated contract performance. When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Anticipated losses on contracts or programs in progress are charged to earnings when identified.

        Noncontract revenue is recorded when the product is shipped and the title passes or when the services are provided.

  Property and Equipment

        Property and equipment are stated at cost. The policy of the Company is to provide for depreciation on the straight-line and declining-balance methods, by annual charges to operations calculated to amortize the cost over the estimated useful lives of the various classes of property and equipment.

  Earnings per Share

        Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the assumed exercise of dilutive options, using, where appropriate, the treasury stock method.

  Stock-Based Compensation

        The Company has elected to continue to account for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), whereby compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. In addition, the Company furnishes the proforma disclosures required under FASB Statement No. 148, "Accounting for Stock Based Compensation Transition and Disclosure" (FAS 148), a reconciliation of net earnings and related proforma income and income per common share from continuing operations is as follows:

	December 31,
(Dollars in thousands, except per share amounts)	2003	2002	2001
Income from continuing operations:
As reported	$15,106	$3,864	$14,628
Total employee stock compensation expense determined under fair value method, net of tax	(716)	(785)	(746)

Proforma	$14,390	$3,079	$13,882
Income per common share from continuing operations:
As reported:
Basic	$1.14	$0.30	$1.15
Diluted	$1.10	$0.28	$1.10
Proforma:
Basic	$1.09	$0.24	$1.09
Diluted	$1.05	$0.23	$1.04

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: dividend yields of 2.4%, 2.0% and 3.0%; expected volatility of 26%, 44% and 29%; risk-free interest rates of 4.3%, 4.6% and 5.2%; and expected lives of ten years in 2003, 2002 and 2001. In 2003, some of the options granted had an exercise price that was greater than the current market price on the date of grant, while all of the other options were granted with an exercise price equal to the market price on the date of the grant. In 2003, the weighted-average fair value of options granted with their exercise price equal to the current market price at the date of grant was $4.91. The weighted-average fair value of options granted with their exercise price greater than the current market price at the date of grant was $4.87. The weighted-average fair value of an option granted was $8.95 and $4.09 for the years ended December 31, 2002 and 2001, respectively.

  Reclassification

        Certain financial statement amounts in the prior years have been reclassified to conform to current year's presentation.

  Foreign Currency Contracts

        At times, the Company enters into forward exchange contracts to manage its exposure against foreign currency fluctuations on sales transactions denominated in foreign currencies. The contract obligates the Company to exchange predetermined amounts of the foreign currency at certain dates, or to make an equivalent U.S. dollar payment equal to the value of such exchanges. The purpose of the Company's foreign exchange currency activities is to protect the Company from the risk that the eventual U.S. dollar cash flows resulting from the sale of products to international customers will be adversely affected by changes in exchange rates. Gains and losses for effective hedging activities are included in Other Comprehensive Income and recognized in earnings when the future sales occur. Gains and losses for ineffective hedges are recorded in income. At December 31, 2003, the Company had two foreign currency forward contracts with large financial institutions. One is for Australian dollars having maturities of three years to hedge contract payments scheduled to be received within three years. The aggregate notional value of this contract was $1,500,000, with an aggregate loss of $96,000 based on fair market value. The second contract is for the delivery of Euros in 2004 and has a notional value totaling $2,250,000, with an aggregate loss of $336,000 based on fair market value. The losses on both of these foreign currency forward contracts have been recorded in income.

        The Company is exposed to credit loss in the event of nonperformance by counterparties on foreign exchange contracts. The amount of such exposure is generally the unrealized gain or loss on such contracts. The Company does not hold or issue financial instruments for trading purposes.

  Legal Matters

        The Company recognizes a liability for legal indemnification and defense costs when it believes it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on currently available information. The accruals are recorded at undiscounted amounts if the Company cannot reliably determine the timing of the cash payments and the amounts are classified as liabilities on the accompanying consolidated balance sheets. The Company also has insurance that covers losses on certain claims and legal matters and records a receivable to the extent that the realization of the insurance is deemed probable. This receivable is recorded at undiscounted amounts and is classified as a noncurrent receivable in the accompanying consolidated balance sheets.

  New Accounting Pronouncements

        In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Statement No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend Statement No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of Statement No. 123 or the intrinsic value method of Opinion No. 25. The adoption of Statement No. 148 did not have a material effect on the Company's financial statements or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" which requires the consolidation of variable interest entities, as defined. This interpretation is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003, must be consolidated effective December 15, 2003. The adoption of Interpretation No. 46 did not have a material effect on the Company's financial statements or results of operations.

        During December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") was signed into law. The Act incorporates a prescription drug benefit under Medicare as well as federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position ("FSP") No. FAS 106-1, "Accounting for Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." As permitted under FSP 106-1, the Company has elected to defer accounting for the effects of the Act until authoritative guidance on the accounting for the federal subsidy is issued. Additionally, the accrued benefit obligation and the net periodic postretirement benefit costs included in the Company's consolidated financial statements does not reflect the effects of the Act on the Company's post retirement benefit plan. Upon issuance of authoritative guidance, and adoption of such guidance, the Company may have to adjust amounts previously reported in the financial statements.

Note 3.    Trade Receivables

        Amounts due from the U.S. Government primarily related to long-term contracts of the Company's defense segment were as follows:

	December 31,
(Dollars in thousands)	2003	2002
Amounts billed	$8,348	$10,179
Unbilled recoverable costs and earned fees	15,963	15,676
Retainage per contract provisions	259	685

	$24,570	$26,540

        Billed and unbilled amounts include $3,991,000 and $2,617,000 at December 31, 2003 and 2002, respectively, related to contracts for which a subsidiary of the Company is a subcontractor to other government contractors. Unbilled recoverable costs and earned fees represent amounts that will be substantially collected within one year. Retainage amounts will generally be billed over the next twelve months.

        Other Accounts Receivable, net of allowance for doubtful accounts was $8,807,000 and $11,148,000, at December 31, 2003 and 2002, respectively, and consisted of receivables from industrial and other non-U.S. Government customers. The Company continuously evaluates the credit worthiness of its non-U.S. Government customers and generally does not require collateral.

Note 4.    Inventories

	December 31,
(Dollars in thousands)	2003	2002
Finished goods and work in progress	$3,136	$6,151
Costs and earnings related to long-term contracts	55,984	65,031
Deduct progress payments related to long-term contracts	(43,218)	(51,667)

Costs and earnings in excess of billings	12,766	13,364

Total finished goods and work in progress	15,902	19,515
Materials and supplies	1,066	1,436

	$16,968	$20,951

        The inventoried costs associated with incomplete long-term contracts not yet billed to customers include costs and earnings of $12,766,000 in 2003 and $13,364,000 in 2002. These amounts represent the percentage-of-completion method of accounting for long-term contracts in excess of the amounts billable to the customer under the terms of the specific contracts. Estimates of final contract costs are reviewed and revised periodically throughout the lives of the contracts. Adjustments to the contract costs resulting from the revisions are recorded on a current basis. The Company recognized pre-tax losses of $4,222,000 and $4,610,000 during 2003 and 2002, respectively, resulting primarily from revision of cost estimates on certain major long-term contracts.

Note 5.    Other Assets

	December 31,
(Dollars in thousands)	2003	2002
Intangible pension asset	$4,085	$4,268
Patents and other intangible assets, net	718	940
Other	2,907	2,213

	$7,710	$7,421

        Patents and other intangible assets represent assets acquired in connection with the purchase of ACL Technologies Inc., an indirect wholly owned subsidiary of the Company, and are being amortized primarily on a straight-line basis through 2007. Amortization expense amounted to $222,000 in 2003, $226,000 in 2002 and $318,000 in 2001. Accumulated amortization amounted to $4,888,000 and $4,666,000 at December 31, 2003 and 2002, respectively. Other includes the investment in a joint venture.

Note 6.    Long-Term Debt and Credit Arrangements

        On June 28, 2001, the Company and certain of its subsidiaries (collectively, the "Borrowers") entered into a Loan and Security Agreement (the "Credit Agreement") with Fleet Capital Corporation. The Credit Agreement has a term of three years and provides for letters of credit and cash borrowings, subject to a borrowing base. The Credit Agreement provides for up to $25,000,000 of credit advances, with a $10,000,000 cash borrowing sublimit. Credit advances may increase to $32,000,000 provided that amounts in excess of $25,000,000 are cash-collateralized. All assets of the Borrowers are pledged as collateral under the Credit Agreement. At December 31, 2003 there were no cash borrowings under the Credit Agreement. The letter of credit obligations outstanding at December 31, 2003 under the Credit Agreement were $3,627,000. During 2003, amendments to the Credit Agreement were entered into whereby, among other things, financial covenants were modified, the amount of the Company's Common Stock that may be repurchased during the term of the Credit Agreement was increased from $5,000,000 to $20,000,000, and a borrowing base reserve of $6,000,000 on the total credit facility was instituted, with a $3,000,000 reserve being applied to the $10,000,000 cash sublimit. The covenants that the Company agreed to included a minimum ratio of total liabilities to tangible net worth, a limitation to the pre-tax losses of the discontinued transportation operations, a minimum fixed charge coverage ratio, a maximum balance sheet leverage ratio and a minimum amount of tangible net worth. The Company believes that it will be successful in its ability to negotiate an extended or new credit agreement with Fleet Capital Corporation or to enter into a new credit agreement with another party.

        A subsidiary of the Company, Detroit Stoker, also has a $2,000,000 line of credit with a bank which may be used for cash borrowings or letters of credit. This agreement expires May 1, 2004. The Company believes that it will be able to obtain an extension of such agreement. At December 31, 2003, the subsidiary had no cash borrowings and $395,000 of letters of credit outstanding.

        Interest expense was $92,000 in 2003, $843,000 in 2002 and $17,000 in 2001. Interest paid was $92,000 in 2003, $456,000 in 2002 and $36,000 in 2001.

Note 7.    Stock Options

        In May 1994, the shareholders approved the 1994 Stock Option Plan as amended, (the "Plan"). The Plan provides for the granting of options to key employees with respect to the purchase of an aggregate of 2,700,000 shares of common stock. Options granted may be either "incentive stock options," within the meaning of Section 422A of the Internal Revenue Code, or non-qualified options.

        The options are granted at not less than market value at the date of grant, and in accordance with APB Opinion No. 25 and related interpretations, no compensation cost has been recognized for grants made under the Plan at the time of grant. Options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the date they are granted. Options generally vest one-third each year after a one-year waiting period.

        In May 1997, the shareholders approved the 1996 Stock Option Plan for Non-employee Directors, which provides for the granting of options with respect to the purchase of an aggregate of up to 300,000 shares of common stock of the Company. Options may be exercised up to one-third as of the date of grant of an option and up to an additional one-third may be exercised as of the date of each subsequent annual meeting of shareholders, but no longer than ten years after the date they are granted. The options are granted at not less than market value at the date of grant.

        A summary of stock option activity under all plans is as follows:

(Shares in thousands)	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2001	1,764	$9.17
Granted	349	13.37
Exercised	(436)	9.31
Cancelled	(128)	8.88

Balance at December 31, 2001	1,549	10.10

Granted	170	19.25
Exercised	(195)	9.36
Cancelled	(1)	8.71

Balance at December 31, 2002	1,523	11.22

Granted	155	16.71
Exercised	(555)	9.32
Cancelled	(14)	10.81

Balance at December 31, 2003	1,109	$12.94

	December 31,
(Shares in thousands)	2003	2002	2001
Exercisable	770	1,070	977
Available for future grants	264	105	274

        The weighted average remaining life for options outstanding as of December 31, 2003, is approximately six years.

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Shares
(Shares in thousands) Range of Exercise Prices
	Exercisable	Outstanding
$ 4.50 to $ 7.00	39	39
$ 7.50 to $ 9.81	332	332
$10.25 to $13.00	237	308
$13.99 to $20.12	162	430

	770	1,109

Note 8.    Leases

        Total rental expense for all operating leases amounted to $3,778,000 in 2003, $3,699,000 in 2002 and $3,566,000 in 2001. Contingent rental payments were not significant.

        The future minimum rental commitments as of December 31, 2003, for all non-cancelable leases are $2,996,000 in 2004; $1,839,000 in 2005; $1,442,000 in 2006; $1,149,000 in 2007; $1,044,000 in 2008; and $342,000 thereafter.

Note 9.    Changes in Shareholders' Equity

(Dollars in thousands)	Common Shares Outstanding	Common Stock	Additional Capital	Retained Earnings (Deficit)	Treasury Stock	Accumulated other Comprehensive Loss	Shareholders' Equity
Balance, January 1, 2001	12,435	$14,374	$89,384	$26,441	$(15,306)		$114,893
Net income				5,363			5,363
Cash dividends declared ($0.40 per share)				(5,069)			(5,069)
Stock options exercised	436		624		3,439		4,063
Noncash compensation			638				638
Stock options, tax benefit			448				448
Employee awards	1				8		8

Balance, December 31, 2001	12,872	14,374	91,094	26,735	(11,859)		120,344
Net (loss)				(39,077)			(39,077)
Minimum pension liability, net of tax benefit of $17,333						(32,262)	(32,262)

Total comprehensive loss							(71,339)
Cash dividends declared ($0.30 per share)				(3,912)			(3,912)
Stock options exercised	195		287		1,538		1,825
Stock options, tax benefit			692				692
Employee awards	1		12		9		21

Balance, December 31, 2002	13,068	14,374	92,085	(16,254)	(10,312)	(32,262)	47,631
Net (loss)				(5,841)			(5,841)
Minimum pension liability, net of tax expense of $3,161						4,150	4,150

Total comprehensive loss							(1,691)
Cash dividends declared ($0.40 per share)			(5,315)				(5,315)
Stock options exercised	555		187		4,991		5,178
Stock options, tax benefit			1,162				1,162
Treasury stock purchases	(358)				(6,036)		(6,036)
Employee awards	2		6		12		18

Balance, December 31, 2003	13,267	$14,374	$88,125	$(22,095)	$(11,345)	$(28,112)	$40,947

        The exercise of stock options that have been granted under the Company's various stock option plans give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the applicable exercised stock options and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are recorded directly in Additional Capital.

Note 10.    UIC Stock Repurchase

        In November 2003, the Board of Directors of the Company authorized the repurchase of up to $10,000,000 of the Company's common stock. At December 31, 2003, the Company had repurchased 357,600 shares of common stock for an aggregate amount of $6,036,000 or $16.88 per share. On January 27, 2004, the purchases under this plan were completed with approximately $1,000 remaining available under the authorization. At that date, the Company had repurchased 576,100 shares for an aggregate amount of $9,999,000 or $17.36 per share.

Note 11.    Pensions and Other Postretirement Benefits

        The Company sponsors one qualified and several non-qualified pension plans and other postretirement benefit plans for its employees. The qualified pension plan is funded through a trust. Contributions to this plan is based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. Two subsidiaries of the Company sponsor unfunded postretirement health care plans. Both of these plans are non-contributory for retirees and one is contributory for spouses whose contributions increased periodically so that the entire cost for spouses was covered by January 2003.

        The following table illustrates the range of target allocation percentages and the actual relative percentage of plan assets for each major category of plan assets presented on a weighted-average basis as of December 31, 2003 and 2002.

	Percentages of Plan Assets
		At December 31
Plan Assets	Target Allocation 2004
		2003	2002
Equity Securities	55–65%	65%	46%
Debt Securities	35–45%	33%	52%
Real Estate	0%	0%	0%
Other	0–5%	2%	2%

Total	100%	100%	100%

        UIC employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as small and large capitalizations. U.S. equities also are diversified across actively managed and passively invested portfolios. Other assets such as real estate, private equity, and hedge funds are not used by UIC at this time. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies. The assets will be reallocated quarterly or more often to meet the target allocations. Pension investment policies are reviewed by the Investment Committee at least annually and are updated when necessary.

        UIC employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness. Equity securities are expected to return 10% to 11% over the long-term, while cash and fixed income is expected to return between 4% and 6%. Based on historical experience, the Investment Committee expects that the Plan's asset managers will generate a modest (.5% to 1.0% per annum) premium to their respective market benchmark indices.

        The following table provides a reconciliation of the changes in the pension and other postretirement benefit plans' benefit obligations and fair value of assets during each of the years in the two-year period ended December 31, 2003, and a statement of the funded status as of December 31 of both years:

	Pension Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$155,753	$148,864	$23,636	$23,555
Service cost	2,679	2,579	179	320
Interest cost	10,369	10,521	1,587	1,647
Amendments	—	19	—	(437)
Settlements	—	—	—	(216)
Actuarial loss	12,178	5,611	1,394	1,035
Plan participant's contributions	—	—	590	293
Benefits paid	(10,934)	(11,841)	(2,742)	(2,561)

Benefit obligation at end of year	170,045	155,753	24,644	23,636

Change in Plan Assets
Fair value of plan assets at beginning of year	$139,019	$161,268	—	—
Actual return on plan assets	25,712	(10,408)	—	—
Administrative expenses	—	—	(62)	—
Participant contributions	—	—	590	293
Employer contributions	118	—	2,214	2,268
Benefits paid	(10,934)	(11,841)	(2,742)	(2,561)

Fair value of plan assets at end of year	153,915	139,019	—	—

(Underfunded) funded status of plans	(16,130)	(16,734)	(24,644)	(23,636)
Unrecognized net transition obligation asset	—	(4)	—	—
Unrecognized net actuarial loss	51,659	58,057	2,996	1,637
Unrecognized prior service cost	4,085	4,268	(322)	(362)

Net amount recognized	$39,614	$45,587	$(21,970)	$(22,361)

        The following table provides the amounts recognized in the statements of financial position as of December 31, 2003 and 2002:

	Pension Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Accrued benefit liability	$(6,755)	$(8,276)	$(21,970)	$(22,361)
Intangible asset	4,085	4,268	N/A	N/A
Accumulated other comprehensive loss	42,284	49,595	N/A	N/A

Net amount recognized	$39,614	$45,587	$(21,970)	$(22,361)

        The accumulated benefit obligation of the defined benefit pension plans was $160,671,000 and $147,296,000 at December 31, 2003 and 2002, respectively. As required by accounting standards, a minimum pension liability is recorded to the extent the accumulated benefit obligation exceeds plan assets. A related intangible asset based on unrecognized prior service cost and an adjustment to accumulated comprehensive loss (a reduction of shareholders' equity) is also recorded. A reduction in shareholders' equity, net of related income tax benefit, has been separately reported in the amount of $28,112,000 and $32,262,000 as of December 31, 2003 and 2002, respectively.

        The expected employer contributions to the pension and other postretirement benefits for the fiscal year ending December 31, 2004 are $259,000 and $2,744,000 respectively.

Weighted-average Assumptions Used to Determine Benefit Obligations

	Pension Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	4%	4%	N/A	N/A
Current healthcare trend rate*	N/A	N/A	7.00%/5.91%*	7.50%/6.81%*
Ultimate healthcare trend rate	N/A	N/A	5.00%	5.00%
Years of ultimate healthcare trend rate*	N/A	N/A	2008/2005*	2008/2005*

*
defense/energy segments, respectively

Net periodic benefit costs include the following components:

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2001	2003	2002	2001
Service cost	$2,679	$2,579	$1,981	$179	$320	$360
Interest cost	10,369	10,521	10,361	1,587	1,647	1,651
Expected return on plan assets	(11,339)	(13,321)	(14,835)	—	—	—
Amortization of prior service cost	183	183	196	(41)	10	18
Amortization of unrecognized transition assets	(4)	(88)	(88)	—	—	—
Amortization of net loss (gain)	4,427	1,625	—	93	—	—
Settlement—curtailment	—	—	—	—	(287)	(1,933)

Benefit cost (income)	$6,315	$1,499	$(2,385)	$1,818	$1,690	$96

Weighted-average Assumptions Used to Determine Net Periodic Benefit Cost for Year

	Pension Benefits			Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2001	2003	2002	2001
Discount rate	6.75%	7.25%/7.50%(1)	7.50%/8.00%(1)	6.75%	7.25%/7.50%(1)	7.50%/7.75%(1)
Expected return on plan assets	8.50%	8.50%/10.00%(1)	8.50%/10.00%(1)	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A
Current healthcare trend rate	N/A	N/A	N/A	7.50%/6.81%(1)	8.00%/7.72%(1)	5.25%/4.00%/ 8.46%(2)
Ultimate healthcare trend rate	N/A	N/A	N/A	5.00%	5.00%/5.50%(1)	5.25%/4.00%/ 6.50%(2)
Years of ultimate healthcare trend rate	N/A	N/A	N/A	2008/2005(1)	2008/2005(1)	2001/2005(1)

(1)
UIC/Detroit Stoker

(2)
UIC Medical/UIC Dental/Detroit Stoker

        Net periodic benefit costs for the defense segment are considered contract costs and are included in cost of sales in the consolidated Statements of Operations. Net periodic benefit costs for other segments are included in selling and administrative expenses in the consolidated Statements of Operations.

        The assumed health care cost trend rate has an effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects.

	1-percent point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost components in 2003	$41,192	$(41,187)
Effect on postretirement benefit obligation as of December 31, 2003	$383,746	$(382,339)

Defined Contribution Plans

        The Company sponsors a 401(k) plan with employee and employer matching contributions based on specified formulas. The Company's contribution to the 401(k) plan was $3,866,000 in 2003, $3,728,000 in 2002 and $3,488,000 in 2001.

Note 12.    Industry Segment Data

        The Company has two reportable segments: defense and energy systems. Other includes the corporate office. The defense segment's products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and combat vehicles and ordnance systems. The energy segment manufactures combustion equipment for biomass and refuse fuels. The transportation business is reflected as a discontinued operation in the Company's consolidated financial statements.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

        The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute products with different production processes.

        Sales to agencies of the U.S. Government, primarily by the defense segment, were $249,547,000 in 2003, $161,569,000 in 2002 and $149,047,000 in 2001. No single customer, other than the U.S. Government, accounted for ten percent or more of net sales in any year. Export sales were $40,064,000 in 2003, $66,366,000 in 2002 and $54,670,000 in 2001.

(Dollars in thousands)	Defense	Energy	Other	Reconciliations	Totals
Year Ended December 31, 2003
Net sales	$282,425	$28,522	$—	$—	$310,947
Equity profit in joint venture	57	—	—	—	57
Interest income	1,565	53	361	(1,518)	463
Interest expense	92	60	1,458	(1,518)	92
Depreciation and amortization expense	4,866	382	167	—	5,415
Segment profit (loss)	21,980	3,897	(2,360)	—	23,517
Segment assets	125,646	42,345	62,367	(79,190)	151,168
Capital expenditures	5,960	253	—	—	6,213
Year Ended December 31, 2002
Net sales	$229,215	$29,552	$—	$—	$258,767
Equity profit in joint venture	99	—	—	—	99
Interest income	1,124	25	234	(1,256)	127
Interest expense	776	27	1,296	(1,256)	843
Depreciation and amortization expense	4,730	3,967	66	—	8,763
Segment profit (loss)	17,113	(10,108)	(2,567)	—	4,438
Segment assets	134,426	39,290	72,354	(86,825)	159,245
Capital expenditures	5,026	193	—	—	5,219
Year Ended December 31, 2001
Net sales	$208,575	$29,920	$—	$—	$238,495
Equity profit in joint venture	86	—	—	—	86
Interest income	1,223	107	265	(977)	618
Interest expense	232	—	762	(977)	17
Depreciation and amortization expense	5,589	755	69	—	6,413
Segment profit	18,422	3,042	547	—	22,011
Segment assets	120,735	32,379	128,878	(28,417)	253,575
Capital expenditures	1,601	426	1	—	2,028

	December 31,
(Dollars in thousands)	2003	2002	2001
Assets
Total assets for reportable segments	$230,358	$246,070	$281,992
Elimination of intercompany tax receivable	(8,948)	(21,719)	—
Elimination of intercompany receivable	(383)	—	—
Reclassification of receivables from ETI	—	—	(1,828)
Assets of discontinued operations	6,139	15,092	109,734
Elimination of investment in consolidated subsidiaries	(60,420)	(60,554)	(126,413)
Reclassification of deferred tax liabilities	(15,578)	(19,644)	(9,910)

Total consolidated assets	$151,168	$159,245	$253,575

Other Significant Items
Elimination of intercompany interest	$1,518	$1,256	$977

        Segment profit (loss) includes research and development costs amounting to $5,013,000 in 2003, $4,588,000 in 2002 and $5,520,000 in 2001, principally in the defense segment.

Note 13.    Income Taxes

        The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In addition, the effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

        Following is a reconciliation of the difference between total tax expense and the amount computed by applying the federal statutory income tax rate to income from continuing operations before income taxes for the years ended December 31:

(Dollars in thousands)	2003	2002	2001
Federal income taxes at statutory rate	$7,996	$1,508	$7,884
State and local income taxes, net of federal income tax benefit (including a reduction of $651 in 2001 of a $1,000 tax reserve established in 1997)	434	50	(519)
Non-taxable income	(412)	(772)	—
Other—net	393	(212)	18

Income Taxes—Continuing Operations	$8,411	$574	$7,383

        The Company recorded income tax benefits from its discontinued operations during 2003, 2002 and 2001. Current income taxes receivable associated with these benefits in 2002 are classified as income taxes receivable in the accompanying consolidated balance sheets at December 31, 2002. During 2003, the Company received a tax refund of $16,822,000 related to the net carryback of the tax loss from discontinued operations in 2002 to prior years.

        No Federal income tax payments were made in 2003, 2002 and 2001.

        The Company has approximately $3,998,000 of federal and $12,000,000 of state net operating loss carry forwards that expire in various years beginning in 2010. The Company also has a state research and development credit carry forward of approximately $340,000, which expires in 2007. For financial reporting purposes, a valuation allowance of $1,200,000 has been recognized to offset the deferred tax assets related to these carry forwards.

Deferred income tax balances:

	December 31,
(Dollars in thousands)	2003	2002
Deferred Tax Assets
Net Operating Loss and credit carry forwards	$2,560	$990
Asbestos litigation reserve	4,100	4,179
Pension plans	442	660
Losses on long-term contracts not currently deductible	2,422	2,298
Postretirement benefits and other employee benefits other than pensions	7,899	7,683
Product warranty and other provisions	933	1,097
Vacation pay accruals	1,252	1,007
Other	676	249

Total Deferred Tax Assets	20,284	18,163
Valuation allowance for deferred tax assets	(1,200)	(990)

Net deferred tax assets	19,084	17,173
Deferred Tax Liabilities
Tax over book depreciation	(898)	(435)
Other	(543)	(679)

Total Deferred Tax Liability	(1,441)	(1,114)

Net Deferred Tax Asset	$17,643	$16,059

The net deferred tax asset is classified as follows:
Net current deferred income tax assets	$6,757	$4,528
Net noncurrent deferred income tax assets	$10,886	$11,531

Note 14.    Other Operating Expenses, Net, Other Income, Net, and Other Expenses

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001
Other Operating Expenses, Net
Change in deferred compensation liability	$238	$(232)	$(212)
Amortization of intangibles	222	226	318
Amortization of facility consolidation costs	302	284	328
Expenses related to the closing of an indirect subsidiary	—	425	—
Other	(95)	—	—

Total other operating expenses, net	$667	$703	$434
Other Income, Net
Insurance recovery—net	$34	$—	$842
Royalties and commissions	70	13	127
Exchange rate fluctuations	122	—	—
Rental income	56	—	—
Other	107	51	116

Total Other Income, net	$389	$64	$1,085
Other Expenses
Exchange rate fluctuations	$—	$—	$182
Uncollectible interest receivable	214	—	—
Write-off of proposed acquisition costs	—	—	159
Professional fees for environmental remediation	334	309	—
Miscellaneous items	9	73	71

Total Other Expense	$557	$382	$412

Note 15.    Selected Quarterly Data (Unaudited)

	2003 Quarter				2002 Quarter
(Dollar amounts in thousands, except per share data and stock prices)
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
Net sales from continuing operations	$83,195	$69,273	$86,037	$72,442	$69,463	$67,109	$65,328	$56,867
Gross profit from continuing operations	20,267	15,540	17,505	14,046	18,288	15,406	11,618	10,805
Income (loss) from continuing operations	6,473	2,801	4,194	1,638	(3,312)	4,462	1,683	1,031
Loss from discontinued operations	(1,936)	(16,751)	(1,286)	(974)	(16,407)	(1,844)	(12,430)	(12,260)
Net income (loss)	4,537	(13,950)	2,908	664	(19,719)	2,618	(10,747)	(11,229)
Basic earnings (loss) per share:
Continuing operations	$0.48	$0.21	$0.32	$0.13	$(0.25)	$0.34	$0.13	$0.08
Discontinued operations	(0.14)	(1.26)	(0.10)	(0.08)	(1.26)	(0.14)	(0.96)	(0.95)
Net income (loss)	0.34	(1.05)	0.22	0.05	(1.51)	0.20	(0.83)	(0.87)
Diluted earnings (loss) per share
Continuing operations	0.47	0.21	0.31	0.12	(0.25)	0.32	0.12	0.08
Discontinued operations	(0.14)	(1.23)	(0.09)	(0.07)	(1.26)	(0.13)	(0.90)	(0.90)
Net income (loss)	0.33	(1.03)	0.21	0.05	(1.51)	0.19	(0.78)	(0.82)
Dividends declared per share	0.10	0.10	0.10	0.10	0.10	0.10	—	0.10
Stock Prices:
High	$18.25	$17.86	$16.90	$16.15	$21.00	$23.90	$26.05	$22.96
Low	$15.90	$14.80	$12.10	$11.36	$12.02	$16.60	$21.30	$15.04

        The Company's common stock is listed on the New York Stock Exchange. The approximate number of shareholders of record as of February 15, 2004 was 1,752.

Note 16.    Commitments and Contingencies

Asbestos

  History

        The Company and its Detroit Stoker subsidiary have been named as defendants in asbestos-related personal injury litigation. Neither the Company nor Detroit Stoker fabricated, milled, mined, manufactured or marketed asbestos, and neither the Company nor Detroit Stoker made or sold insulation products or other construction materials that have been identified as the primary cause of asbestos-related disease in the vast majority of claimants. Rather, Detroit Stoker made several products, some of the parts and components of which used asbestos-containing material fabricated and provided by third parties. Detroit Stoker stopped the use of asbestos-containing materials in connection with its products in 1981.

        As of this date, the Company and Detroit Stoker have not gone to trial with respect to any asbestos-related personal injury claims, although there is no assurance that trials may not occur in the future. Accordingly, as of this date, neither the Company nor Detroit Stoker have been required to pay any punitive damage awards, although there can be no assurance this might not occur in the future. Cases involving the Company and Detroit Stoker typically name 80 to 120 defendants, although some cases have as few as 6 and as many as 250 defendants.

Defenses

        Management continues to believe that a majority of the claimants in pending cases will not be able to demonstrate that they have been exposed to the Company's and Detroit Stoker's asbestos-containing products or suffered any compensable loss as a result of such exposure. This belief is based in large part on two factors: the limited number of asbestos-containing products and betterments manufactured by the Company and Detroit Stoker and the Company's and Detroit Stoker's access to historical sales, service, and other historical business records going back over 100 years, which allow the Company and Detroit Stoker to determine to whom Detroit Stoker's products were sold, the date of sale, the installation site and the date products were removed from service. In addition, because of the limited and restricted placement of the asbestos containing products, even at sites where a claimant can verify his or her presence during the same period those products were installed, liability of the Company and Detroit Stoker cannot be presumed because even if an individual contracted an asbestos-related disease, not everyone who was employed at a site was exposed to the Company's and Detroit Stoker's asbestos-containing products. These factors have allowed the Company and Detroit Stoker to effectively manage their asbestos-related claims.

Settlements

        Settlements are made without any admission of liability. Settlement amounts may vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature and extent of the disease alleged and the associated medical evidence, the age and occupation of the claimant, the existence or absence of other possible causes of the claimant's alleged illness, and the availability of legal defenses, as well as whether the action is brought alone or as part of a group of claimants. Before paying any settlement amount, the Company and Detroit Stoker require proof of exposure to their asbestos-containing products and proof of injury to the plaintiff. In addition, the claimant is required to execute a full and unconditional release of the Company, Detroit Stoker and associated parties, from any liability for asbestos-related injuries or claims.

Insurance Coverage

        The insurance coverage available to the Company and Detroit Stoker is substantial. Following the institution of asbestos litigation, an effort was made to identify all of its primary and excess insurance carriers from 1940 through 1990. There were approximately 40 such carriers, all of which were put on notice of the litigation. In November of 1999, a Participation Agreement was entered into among the Company, Detroit Stoker and its primary insurance carriers. The Participation Agreement is an advance understanding that supplements all of the contracts of insurance, without altering the coverage of the contracts, that creates an administrative framework within which the insurers and the Company and Detroit Stoker can more efficiently and effectively manage the large quantity of on-going litigation. Any party may terminate the Participation Agreement, without cause, by giving the other parties 60 days prior written notice. Termination of the Participation Agreement does not affect any rights or obligations of the parties that have accrued under the agreement on or before the effective date of the termination, nor does it affect any rights outside of the agreement.

        Although the carriers can opt out of the Participation Agreement on 60 days notice, management does not believe that this will occur in the immediate or near term. For example, unless a carrier professes to have met the limits of its liability, it would have to consider the potentially greater costs of permitting the Company and Detroit Stoker to handle their own cases. Further, opting out of the Participation Agreement does not exculpate liability on the part of the carrier.

        The Company retained a consulting firm with expertise in the field of evaluating insurance coverage and the likelihood of recovery for claims, such as costs incurred in connection with asbestos-related injury claims. In 2002, that firm worked with the Company to project the insurance coverage of the Company and Detroit Stoker for asbestos-related claims. The insurance consultant's conclusions were based primarily on a review of the Company's and Detroit Stoker's coverage history, application of reasonable assumptions on the allocation of coverage consistent with industry standards, an assessment of the creditworthiness of the insurance carriers, and the experience of and a review of the report of the asbestos consultant described below. The insurance consultant also considered the Participation Agreement.

        Based on the assumptions employed by and the report prepared by the insurance consultant, other variables, and the report prepared by the asbestos consultant, the Company recorded an estimated insurance recovery as of December 31, 2002, of $20,343,000 reflecting the estimate determined to be probable of being available to mitigate the Company's and Detroit Stoker's potential asbestos liability through 2012.

Quantitative Claims Information

        As of December 31, 2003, the Company and Detroit Stoker were named in asbestos litigation pending in Maryland, Michigan, Mississippi and North Dakota. As of December 31, 2003, there were approximately 19,117 pending claims, compared to approximately 13,608 pending claims as of December 31, 2002, and approximately 295 pending claims as of December 31, 2001. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate from period to period. In addition, most of these lawsuits do not include specific dollar claims for damages, and many include a number of plaintiffs and multiple defendants. Therefore, the Company cannot provide any meaningful disclosure about the total amount of the damages sought. In addition, the direct asbestos-related expenses of the Company and Detroit Stoker for defense and indemnity for the past five years were not material.

        A significant increase in the volume of asbestos-related bodily injury cases arose in Mississippi beginning in 2002 and extended through mid-year 2003. This peak in the volume of claims in Mississippi was apparently due to the passage of tort reform legislation (applicable to asbestos-related injuries), which became effective at the end of 2002 and which resulted in a large number of claims being filed in Mississippi by plaintiffs seeking to ensure their claims would be governed by the law in effect prior to the passage of tort reform. As of December 31, 2003, all 18,652 claims pending in Mississippi are associated with cases filed before January 1, 2003.

        The Company and Detroit Stoker have obtained dismissals of many pending claims. In 2003 and 2002, the Company and Detroit Stoker were able to have approximately 461 and 65 claims, respectively, dismissed. Those dismissals included 80 claims out of 83 claims in Michigan that had been scheduled for trial in October 2003. The remaining three claims were subsequently dismissed in January 2004. During 2003, the Company and Detroit Stoker settled two pending claims, and during 2002, they settled one pending claim. Although these historical figures provide some insight into the Company's and Detroit Stoker's experience with asbestos litigation, no guarantee can be made as to the dismissal and settlement rate the Company and Detroit Stoker will experience in the future.

        In 2002, the Company engaged a consulting firm with expertise in the field of evaluating asbestos bodily-injury claims to assist the Company in projecting the future asbestos-related liabilities and defense costs of the Company and Detroit Stoker. The methodology used by this asbestos consultant to project future asbestos-related costs is based primarily on estimates of the labor force exposed to asbestos in the Company's and Detroit Stoker's products, epidemiological modeling of asbestos-related disease manifestation, and estimates of claim filings and settlement and defense costs that may occur in the future. Using this information, the asbestos consultant estimated the number of future claims that would be filed, as well as the related costs that would be incurred in resolving those claims. The Company's and Detroit Stoker's claims history prior to 2002 was not a significant variable in developing the estimates because such history was not significant as compared to the number of claims filed in 2002.

        Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict. In addition to the significant uncertainties surrounding the number of claims that might be received, other variables include the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the impact of bankruptcies of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company's and Detroit Stoker's limited claims history prior to 2002 and consultation with its asbestos and insurance consultants, the Company believes that ten years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees less insurance recoveries) cannot be estimated with certainty.

        Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the experience of the Company and Detroit Stoker and other relevant factors such as changes in the tort system and the resolution of bankruptcies of various asbestos defendants.

        Based on the assumptions employed by and the report prepared by the asbestos consultant and other variables, the Company recorded a reserve for its estimated bodily injury liabilities for asbestos-related matters through 2012 in the amount of $31,852,000 as of December 31, 2002, including damages and defense costs.

        The asbestos liability for the twelve months ended December 31, 2003 decreased by $257,000 due to the payment of claim-related expenses.

        Asbestos-related balances are included in the following balance sheet accounts:

	December 31,
	2003	2002
Insurance receivables for asbestos related liabilities	$20,317,000	$20,343,000
Asbestos-related liabilities	$31,595,000	$31,852,000

        After considering the efforts of both consultants and based upon the facts as now known, including the reasonable possibility that claims will be received and paid over the next 50 year period, the Company believes that although asbestos claims could have a material adverse effect on the Company's financial condition or results of operations in a particular reporting period, asbestos claims should not have a material adverse effect on the Company's long term financial condition, liquidity or results of operations. No assurances can be given, however, as to the actual amount of the Company's and Detroit Stoker's liability for such present and future claims or insurance recoveries, and the differences from estimated amounts could be material.

Reform Legislation

        The outlook for federal legislation to provide national asbestos litigation reform continues to be uncertain. The Company is not certain as to what contributions and the duration of such contributions that the Company and Detroit Stoker would be required to make pursuant to such legislation. No assurances can be given, however, that the proposed bill or any other asbestos legislation will ultimately become law, or when such action might occur.

State of Arizona Department of Environmental Quality v. UIC, et al.

        On May 19, 1993, the Company was named as one of three defendants in a civil action brought pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") by the Arizona Department of Environmental Quality ("ADEQ") in the United States District Court for the District of Arizona. ADEQ sought remediation of a manufacturing site in the State of Arizona operated by U.S. Semiconductor Products, Inc. ("U.S. Semiconductor"), a manufacturer of semiconductors formerly owned by the Company. ADEQ alleged that from 1959 until the Company sold U.S. Semiconductor in 1961, U.S. Semiconductor disposed of tricholoroethylene, a "hazardous substance," and other hazardous substances under CERCLA, onto the ground and into various pits and drains located on the site.

        In 1996, the Company entered into a consent decree with ADEQ. Pursuant to the consent decree, the Company is required to complete a Remedial Investigation/Feasibility Study ("RI/FS"), pay $125,000 for past response costs, pay quarterly Arizona oversight costs (averaging less than $10,000 annually) and pay $125,000 for future response costs plus a graduated percentage of the cleanup costs for the site if those costs are in excess of $10,000,000 but less than $40,000,000. The Company's liability for future response costs under the consent decree is capped at $1,780,000 in addition to the $125,000 that the Company has already paid. In connection with the RI/FS, the Company has retained a consultant at an average annual cost of $200,000. The Company understands that the Remedial Investigation will be submitted for ADEQ approval during the month of March 2004. Assuming timely ADEQ approval, the Company will submit the Feasibility Study in June 2004. Management believes that it will reach closure with ADEQ on an acceptable basis to the Company following approval of the Feasibility Study. No assurances can be given, however, as to the actual extent to which the Company may be determined to have further liability, if at all.

Michigan Department of Natural Resources

        Detroit Stoker was notified in March 1992 by the Michigan Department of Natural Resources ("MDNR") that it is a potentially responsible party in connection with the cleanup of a former industrial landfill located in Port of Monroe, Michigan. MDNR is treating the Port of Monroe landfill site as a contaminated facility within the meaning of the Michigan Environmental Response Act ("MERA"). Under MERA, if a release or potential release of a discarded hazardous substance is or may be injurious to the environment or to the public health, safety or welfare, MDNR is empowered to undertake or compel investigation and response activities in order to alleviate any contamination threat. Management believes it would be considered a de minimus potentially responsible party and does not believe that the resolution of this matter will have a materially adverse effect on the Company's financial condition or results of operations. Detroit Stoker intends to aggressively defend these claims. No assurances can be given, however, as to the actual extent to which the Company may be determined to be liable if at all.

Other Performance Guarantees

        In connection with certain of its contracts, the Company commits to certain performance guarantees. The ability of the Company to perform under these guarantees may, in part, be dependent on the performance of other parties, including partners and subcontractors. If the Company is unable to meet these performance obligations, the performance guarantees could have a material adverse effect on product margins and the Company's results of operations, liquidity or financial position. The Company monitors the progress of its partners and subcontractors and does not believe that their performance will adversely affect these contracts as of December 31, 2003. No assurances can be given, however, as to the Company's liability if the Company's partners or subcontractors are unable to perform their obligations.

Discontinued Transportation Operations Performance and Payment Indemnity Obligations

        In connection with the discontinued transportation operations, AAI owns a 35% share of ETI. Skoda a.s. owns the remaining 65% share of ETI. ETI's one remaining production contract is with MUNI and involves the design and manufacture of 273 electric trolley buses (ETBs). In executing its contract with MUNI, ETI has entered into subcontracts with AAI, certain Skoda operating affiliates and others. Both AAI and the Skoda operating affiliates have essentially completed their initial delivery requirements and are now subject to warranty requirements, which will continue through 2014. Currently, ETI is in the process of completing the final assembly and delivery of the remaining ETB's. At March 1, 2004, ETI had delivered 271 of the 273 ETB's in the MUNI order. In addition, ETI is completing a retrofit program that incorporates final design changes for many of the previously delivered buses. The Company expects ETI's retrofit program to be completed during the third quarter of 2004.

        The Company and AAI have agreed to certain indemnification obligations related to surety bonds required by the MUNI customer.

        The first of these surety bond indemnification obligations is associated with advance payments received by ETI that related to the MUNI contract. In January 2003, this advance payment bond was reduced from $20,000,000 to $9,100,000 and reduced again in August of 2003 to $1,350,000. In February 2004, MUNI authorized the release of this bond in its entirety. The release of this bond is related to the MUNI customer's acceptance of certain deliveries.

        In addition, there is a surety bond that guarantees ETI's performance under the MUNI contract. AAI has agreed to indemnify the surety, if necessary, for up to approximately $14,800,000 (or 35% of the original bond amount). Unless a claim is made against this bond, AAI's related indemnification obligation is contractually required to be released upon ETI providing a warranty bond at the conclusion of the production phase of the MUNI contract.

        Thirdly, there is a surety bond that guarantees payment to subcontractors and vendors for labor and materials provided to ETI under the MUNI contract, for which AAI has also agreed to indemnify the surety, if necessary, for up to approximately $14,800,000 (again, 35% of the original bond amount). During the fourth quarter of 2003 it became apparent that ETI would be unable to pay AAI amounts due on its subcontract and secunded services receivables. At December 31, 2003, the Company believes it has adequately provided for the uncollectibility of these receivables. As a result of the non-payment of the receivables, AAI filed a claim with the surety of the labor and materials bond seeking recovery. Because the claim is still pending, the Company cannot at this time estimate the amount of such a recovery, if any, or when it may be received.

        Finally, AAI previously executed an indemnity agreement to indemnify the surety up to 35% of the warranty bond amount, which would be expected to be about $20,000,000 in total. It is possible that the warranty bond surety may demand that the Company indemnify for a greater percentage of such amount, and perhaps up to 100%, and to provide collateral for such indemnity.

        The ability of ETI to perform under its obligations is, in part, dependent on the performance of other parties, including AAI, the Skoda operating affiliates and other subcontractors. Thus, the ability to timely perform under the MUNI contract is, to a significant extent, outside of ETI's control. Skoda's operating affiliates have delivered products and services under their subcontracts with ETI through January 2004. Following the bankruptcy declaration by Skoda a.s. in 2001 in the Czech Republic, effective in 2002, the discontinued transportation operations of the Company began recording 100%, instead of 35%, of ETI's losses. This was necessitated by the Company's and AAI's various indemnity obligations described in detail above, which exceed the amount of the losses recorded. The additional losses recorded by the Company for Skoda's 65% share of ETI's losses totaled $16,171,000 and $17,264,000 during 2003 and 2002, respectively. Since January 1, 2002, AAI has recorded $33,435,000 of losses related to ETI that represent Skoda's 65% share. If Skoda continues to fail to provide ETI with additional funding, or if ETI is unable to meet its performance or payment obligations, the AAI indemnification obligations to the surety could have a material adverse effect on the Company's results of operations, liquidity and/or financial condition. For this reason, AAI monitors the progress of ETI, the Skoda subcontractors, and ETI's other subcontractors.

        AAI has agreed to provide up to $3,000,000 of funds to ETI pursuant to a callable on demand revolving credit agreement. At December 31, 2003 this credit agreement expired and there were no borrowings under this agreement by ETI.

        As noted above, although AAI has essentially completed its subcontract with ETI on the MUNI program, it has continued to support ETI as a provider of seconded services, to allow ETI to satisfy its remaining commitments to MUNI. The apparent inability of Skoda a.s. to fund its obligations to ETI under the shareholders' agreement, coupled with the additional losses expected to be incurred by ETI have caused the Company to reassess its continued support of ETI while ETI pursues opportunities to mitigate the cost growth of the MUNI program.

        In February 2004, an agreement in principle was reached among ETI, AAI and MUNI to settle ETI's contract disputes with MUNI. Pursuant to the proposed settlement, MUNI would relieve ETI of its warranty and bonding obligations, as well as other obligations under the contract, except for delivery of all electric trolley buses ordered and performance of a defined scope of work related to the deliveries. In exchange, MUNI would receive a release from any claims that ETI might assert, a cash payment (to be offset by MUNI from payments remaining due under the contract), and certain other consideration. AAI would agree to guaranty certain obligations of ETI, make a cash payment to MUNI, and provide other consideration, in exchange for a release from its warranty and all further obligations under its subcontract with ETI. As a result of the release of ETI from its performance bonding obligation, AAI would be released from its indemnification of the surety. The proposed settlement is subject to the approval of the Board of Directors of San Francisco's Municipal Transportation Agency and the Company's Board of Directors. Management believes that these agreements, if executed, will not have a material adverse effect on the Company's liquidity or results of operations. No assurances can be given as to whether the settlement will be executed or its timing.

        ETI's Dayton electric trolley bus contract required a performance bond of about $16,000,000 that was outstanding at December 31, 2002. The Company had agreed to jointly and severally indemnify the surety, if necessary, under that bond. In February 2003, the Company was released from this $16,000,000 bond.

        On July 26, 2002, the Company sold two transportation overhaul contracts with the New Jersey Transit Corporation and Maryland Transit Administration and related assets and liabilities to ALSTOM Transportation, Inc. ("ALSTOM"). The Company agreed to indemnify ALSTOM against certain breaches by AAI of representations and covenants pursuant to the Master Agreement ("Agreement"). Certain of such indemnity claims are subject to a requirement that notice be given within nine months of the closing and are subject to a maximum exposure of $4,250,000. Other indemnification claims are not so limited.

        On March 3, June 5 and November 5, 2003, and on January 15, 2004, ALSTOM raised certain indemnification matters totaling about $8,500,000 to the Company to be discussed by ALSTOM's and the Company's respective managements. The Company continues to evaluate documentation concerning ALSTOM's original and three revisions detailing alleged claims. These matters are still pending and the Company is unable to determine whether the Company may have any liability with respect thereto, and if so, to what extent. AAI is also evaluating its counterclaims against ALSTOM. If the respective senior management representatives should fail to resolve the issues informally, the Agreement requires the parties to submit to mediation and then binding arbitration in lieu of litigation.

Other Lawsuits and Claims

        In the normal course of its continuing and discontinued business, various lawsuits, claims and procedures have been or may be instituted or asserted against the Company. Based on currently available facts, except as otherwise set forth above, the Company believes that the disposition of matters pending or asserted will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Note 17.    Discontinued Transportation Operation

        Summary results of the transportation segment that have been classified separately as discontinued operations, were as follows:

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001
Sales	$13,204	$27,447	$47,439
Loss before income taxes	$(32,221)	$(66,053)	$(14,886)
Income tax benefit	(11,274)	(23,112)	(5,621)

Net loss from discontinued operations	$(20,947)	$(42,941)	$(9,265)

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001
Net cash, after tax, used for discontinued operations
Net loss	$(20,947)	$(42,941)	$(9,265)
Loss on sale of assets	—	21,500	—
Decrease (increase) in trade receivable	908	16,473	(9,772)
Decrease (increase) in inventories	9,003	(5,104)	(21,974)
(Decrease) increase in customer advances	(1,087)	(4,556)	491
Decrease in income taxes	(958)	(22,641)	(5,380)
(Decrease) increase in accounts payable and other current liabilities	(1,733)	(5,785)	14
Increase other	6,868	5,248	427

Net cash, after tax, used for discontinued operations	$(7,946)	$(37,806)	$(45,459)

        Assets and liabilities of the discontinued operations were as follows:

	December 31,
(Dollars in thousands)	2003	2002	2001
Assets
Trade receivables from ETI	$39,322	$25,961	$20,895
Less allowances	(39,322)	(25,053)	(1,673)
Inventories	10	9,013	73,236
Prepaid expenses and other current assets	51	51	51
Deferred taxes	5,028	4,070	7,497
Investment in ETI	1,050	1,050	1,050
Other receivables from ETI	9,111	2,935	1,205
Less allowances	(9,111)	(2,935)	(1,205)
Property and equipment	—	—	5,800

Total Assets	$6,139	$15,092	$106,856

Liabilities
Accounts payable	$376	$1,674	$7,118
Accrued employee compensation and taxes	617	1,052	1,393
Customer advances	—	1,087	35,983
Provision for contract losses	11,266	1,450	6,522
Other	4,352	7,300	6,511

Total Liabilities	$16,611	$12,563	$57,527

        The Company has provided for ETI's inability to pay the trade receivables from ETI ($39,322,000 in 2003, relating to AAI's subcontract on the MUNI program) and the other receivables from ETI ($9,111,000 in 2003, relating to AAI's secunded services arrangement) as part of its recognition of 100% of ETI's losses.

Note 18.    Investment in Unconsolidated Investees

Discontinued Transportation Operations

        During the years ended December 31, 2003, 2002 and 2001, the sales, cost of sales, gross loss and cash drain recognized by the discontinued transportation operation on subcontracts with ETI are as follows:

(Dollars in thousands)	2003	2002	2001
Sales	$15,040	$13,614	$29,975
Cost of sales	15,040	20,175	31,351

Gross loss	$—	$(6,561)	$(1,376)
Cash drain	$(4,357)	$(11,729)	$(8,946)

        AAI also performs work for ETI pursuant to a unit rate secunded services agreement. During 2003, 2002 and 2001 the discontinued transportation operation experienced a cash drain related to this arrangement of $195,000, $1,730,000 and $6,176,000, respectively.

        In 2003 the transportation operation recorded a loss of $24,879,000 related to its equity interest in the net loss of ETI and the estimated losses through completion of the remaining contract. This loss included a provision of $8,708,000 related to the Company's 35% equity share of the estimated losses by ETI, and a $16,171,000 provision related to the 65% equity share of Skoda of ETI's estimated losses for the reasons specified in Note 16 above. In 2002 the transportation operation recorded a loss of $26,560,000 (net of a $1,828,000 reserve previously recorded by the Company) related to the net loss of ETI and the estimated losses of ETI through completion of the remaining contract. This loss included a provision of $9,296,000 related to the Company's 35% equity share of estimated losses by ETI, and a $17,264,000 provision related to the 65% equity share of Skoda of ETI's estimated losses, again for the reasons specified in Note 16 above. The transportation operation recorded a loss of $180,000 in 2001 related to its equity interest in the net loss of ETI.

        Summary financial information of the ETI entity is as follows:

	December 31,
(Dollars in thousands)	2003	2002	2001
Current Assets	$13,032	$72,542	$131,794
Plant Property and Equipment and Other Assets	193	1,482	3,058
Current Liabilities	83,708	119,627	152,070
Net Sales	82,828	64,766	14,580
Gross Loss	(24,879)	(28,388)	(514)
Net Loss	$(24,879)	$(28,388)	$(514)

        Included in the current liabilities above are amounts due to the Company's subsidiary, AAI, of $53,764,000, $52,687,000 and $20,683,000 in 2003, 2002 and 2001, respectively. These amounts have been fully reserved for, as future collectibility is not expected.

Continuing Operations

        The Company also has a 50% interest in Pioneer UAV, Inc. The Company's investment was $1,519,000, $1,462,000 and $2,724,000 in 2003, 2002 and 2001, respectively. The Company had no advances to the investee at December 31, 2003, 2002 or 2001. The Company's share of the venture's profits were $57,000, $99,000 and $86,000 in 2003, 2002 and 2001, respectively.

Note 19.    Earnings per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	2003	2002	2001
Basic Weighted Average Shares	13,219,000	13,021,000	12,697,000
Effect of Dilutive securities:
Employee and non-employee director stock options	443,000	677,000	592,000

Diluted Weighted Average Shares	13,662,000	13,698,000	13,289,000
Basic Earnings (Loss) per Share:
Income from continuing operations	$1.14	$0.30	$1.15
Loss from discontinued operations	(1.58)	(3.30)	(0.73)
Net (loss) income	(0.44)	(3.00)	0.42
Diluted Earnings (Loss) per Share:
Income from continuing operations	1.10	0.28	1.10
Loss from discontinued operations	(1.53)	(3.13)	(0.70)
Net (Loss) income	$(0.43)	$(2.85)	$0.40

Note 20.    Restructuring Charge

        On October 31, 2003, the Company closed its New York City office and relocated the corporate activities handled at that location to its existing facility in Hunt Valley, Maryland. Accordingly, the Company recorded a charge of $546,000 related to severance costs for the former employees at that location and a charge of $355,000 related to the closure of the New York City office, for a total charge of $901,000, which is included in selling and administrative expenses in the consolidated statement of operations. The total related reserve was $822,000 as of December 31, 2003.

        Effective May 17, 2002, Detroit Stoker ceased the foundry operation conducted by its wholly owned subsidiary, Midwest Metallurgical Laboratory, Inc. (Midwest). In conjunction with the ceased operations the Company wrote off the value of all of Midwest's assets and incurred severance and other cash charges totaling approximately $1,287,000 related to the restructuring including operating losses of Midwest. In addition, the Company accelerated depreciation of its foundry facility during the foundry's operating period in 2002. Depreciation of this facility was $3,420,000 during 2002. There was no related reserve as of December 31, 2003 and 2002.

Note 21.    Supplemental Guarantor Information

        On September 15, 2004, United Industrial Corporation issued and sold $120,000,000 aggregate principal amount of 3.75% Convertible Senior Notes, which are fully and unconditionally guaranteed by AAI Corporation, the Company's wholly-owned subsidiary that constitutes the Defense segment. The 3.75% Convertible Senior Notes are not guaranteed by Detroit Stoker Company, the Company's wholly-owned subsidiary that constitutes the Energy segment. The following condensed consolidating financial information sets forth supplemental information for United Industrial Corporation, the parent company, AAI, the guarantor subsidiary, and Detroit Stoker Company, the non-guarantor subsidiary, as of December 31, 2003 and 2002, and for each of the years ended December 31, 2003, 2002, and 2001.

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2003

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
ASSETS
Current Assets
Cash and cash equivalents	$648	$17,482	$6,008	$—	$24,138
Trade receivables	25	29,919	3,433	—	33,377
Inventories	—	14,539	2,429	—	16,968
Other current assets	1,240	7,571	679	(73)	9,417
Assets of discontinued operations	—	6,139	—	—	6,139

Total Current Assets	1,913	75,650	12,549	(73)	90,039
Insurance receivable—asbestos litigation	—	—	20,317	—	20,317
Property and equipment, net	—	20,122	2,094	—	22,216
Other assets	34	26,577	7,490	(15,505)	18,596
Intercompany receivables (payables)	—	9,436	(105)	(9,331)	—
Investment in consolidated subsidiaries	60,420	—	—	(60,420)	—

Total Assets	$62,367	$131,785	$42,345	$(85,329)	$151,168

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities of discontinued operations	$—	$16,611	$—	$—	$16,611
Other current liabilities	4,980	23,051	3,866	(73)	31,824
Reserve for asbestos litigation	—	—	31,595	—	31,595
Other long-term liabilities	1,138	48,935	(4,377)	(15,505)	30,191
Intercompany payables (receivables)	15,302	(6,325)	354	(9,331)	—
Shareholders' equity	40,947	49,513	10,907	(60,420)	40,947

Total Liabilities and Shareholders' Equity	$62,367	$131,785	$42,345	$(85,329)	$151,168

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2002

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
ASSETS
Current Assets
Cash and cash equivalents	$120	$1,103	$2,412	$—	$3,635
Trade receivables	142	34,992	2,554	—	37,688
Inventories	—	16,511	4,440	—	20,951
Federal income tax receivable	15,509	—	—	—	15,509
Other current assets	1,395	3,878	672	(66)	5,879
Assets of discontinued operations	—	15,092	—	—	15,092

Total Current Assets	17,166	71,576	10,078	(66)	98,754
Insurance receivable—asbestos litigation	—	—	20,343	—	20,343
Property and equipment, net	167	18,806	2,223	—	21,196
Other assets	131	30,788	7,611	(19,578)	18,952
Intercompany (payables) receivables	(5,664)	28,348	(965)	(21,719)	—
Investment in consolidated subsidiaries	60,554	—	—	(60,554)	—

Total Assets	$72,354	$149,518	$39,290	$(101,917)	$159,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities of discontinued operations	$—	$12,563	$—	$—	$12,563
Other current liabilities	3,016	27,712	5,035	(66)	35,697
Reserve for asbestos litigation	—	—	31,852	—	31,852
Other long-term liabilities	864	55,041	(4,825)	(19,578)	31,502
Intercompany payables (receivables)	20,843	2,022	(1,146)	(21,719)	—
Shareholders' equity	47,631	52,180	8,374	(60,554)	47,631

Total Liabilities and Shareholders' Equity	$72,354	$149,518	$39,290	$(101,917)	$159,245

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
Net sales	$—	$282,425	$28,522	$—	$310,947
Cost of sales	—	227,113	16,476	—	243,589

Gross profit	—	55,312	12,046	—	67,358
Selling and administrative expenses	691	34,408	7,618	—	42,717
Asbestos litigation expense	—	—	717	—	717
Other operating expense — net	238	429	—	—	667

Total operating (loss) income	(929)	20,475	3,711	—	23,257

Non-operating income and (expense):
Interest income	301	109	53	—	463
Other income	—	196	193	—	389
Interest expense	—	(92)	—	—	(92)
Intercompany interest (expense) income	(1,398)	1,458	(60)	—	—
Equity in net income of joint venture	—	57	—	—	57
Other expenses	(334)	(223)	—	—	(557)

	(1,431)	1,505	186	—	260

(Loss) income from continuing operations before income taxes	(2,360)	21,980	3,897	—	23,517
(Benefit from) provision for income taxes	(803)	7,840	1,374	—	8,411

(Loss) income from continuing operations	(1,557)	14,140	2,523	—	15,106
Loss from discontinued operations—net of income tax benefit	—	(20,947)	—	—	(20,947)
Equity in net loss of subsidiaries	(4,284)	—	—	4,284	—

Net (loss) income	$(5,841)	$(6,807)	$2,523	$4,284	$(5,841)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
Net sales	$—	$229,215	$29,552	$—	$258,767
Cost of sales	—	181,626	21,024	—	202,650

Gross profit	—	47,589	8,528	—	56,117
Selling and administrative expenses	1,352	30,411	6,769	—	38,532
Asbestos litigation expense	—	—	11,509	—	11,509
Other operating (income) expense—net	(228)	506	425	—	703

Total operating (loss) income	(1,124)	16,672	(10,175)	—	5,373

Non-operating income and (expense):
Interest income	—	102	25	—	127
Other (expense) income	(1)	(4)	69	—	64
Interest expense	(266)	(577)	—	—	(843)
Intercompany interest (expense) income	(796)	823	(27)	—	—
Equity in net income of joint venture	—	99	—	—	99
Other expense	(380)	(2)	—	—	(382)

	(1,443)	441	67	—	(935)

(Loss) income from continuing operations before income taxes	(2,567)	17,113	(10,108)	—	4,438
(Benefit from) provision for income taxes	(1,289)	5,573	(3,710)	—	574

(Loss) income from continuing operations	(1,278)	11,540	(6,398)	—	3,864
Loss from discontinued operations—net of income tax benefit	—	(42,941)	—	—	(42,941)
Equity in net loss of subsidiaries	(37,799)	—	—	37,799	—

Net loss	$(39,077)	$(31,401)	$(6,398)	$37,799	$(39,077)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
Net sales	$—	$208,575	$29,920	$—	$238,495
Cost of sales	—	164,609	19,921	—	184,530

Gross profit	—	43,966	9,999	—	53,965
Selling and administrative expenses	(22)	25,650	7,252	—	32,880
Other operating (income) expense—net	(212)	646	—	—	434

Total operating income	234	17,670	2,747	—	20,651

Non-operating income and (expense):
Interest income	47	494	77	—	618
Other income	842	55	188	—	1,085
Interest expense	(2)	(15)	—	—	(17)
Intercompany interest (expense) income	(542)	512	30	—	—
Equity in net income of joint venture	—	86	—	—	86
Other expense	(32)	(380)	—	—	(412)

	313	752	295	—	1,360

Income from continuing operations before income taxes	547	18,422	3,042	—	22,011
(Benefit from) provision for income taxes	(474)	6,796	1,061	—	7,383

Income from continuing operations	1,021	11,626	1,981	—	14,628
Loss from discontinued operations—net of income tax benefit	—	(9,265)	—	—	(9,265)
Equity in net income of subsidiaries	4,342	—	—	(4,342)	—

Net income	$5,363	$2,361	$1,981	$(4,342)	$5,363

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
OPERATING ACTIVITIES:
Cash flows from continuing operations	$17,906	$19,720	$3,209	$—	$40,835
Cash flows used in discontinued operations	—	(7,946)	—	—	(7,946)

Net cash provided by operating activities	17,906	11,774	3,209	—	32,889

INVESTING ACTIVITIES:
Purchase of property and equipment	—	(5,960)	(253)	—	(6,213)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,178	—	—	—	5,178
Dividends paid	(5,315)	—	—	—	(5,315)
Purchase of treasury shares	(6,036)	—	—	—	(6,036)
Intercompany	(11,205)	10,565	640	—	—

Net cash (used in) provided by financing activities	(17,378)	10,565	640	—	(6,173)

Increase in cash and cash equivalents	528	16,379	3,596	—	20,503
Cash and cash equivalents at beginning of year	120	1,103	2,412	—	3,635

Cash and cash equivalents at end of year	$648	$17,482	$6,008	$—	$24,138

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
OPERATING ACTIVITIES:
Cash flows from continuing operations	$(2,721)	$23,057	$2,530	$—	$22,866
Cash flows used in discontinued operations	—	(37,806)	—	—	(37,806)

Net cash (used in) provided by operating activities	(2,721)	(14,749)	2,530	—	(14,940)

INVESTING ACTIVITIES:
Proceeds from sale of assets for discontinued operations	—	20,744	12	—	20,756
Increase in amount due from investee for discontinued operations	—	(3,648)	—	—	(3,648)
Repayment of advances by investee of discontinued operations	—	1,917	—	—	1,917
Purchase of property and equipment	—	(5,026)	(193)	—	(5,219)
Repayment of advances and dividend received by investee	—	1,360	—	—	1,360

Net cash provided by (used in) investing activities	—	15,347	(181)	—	15,166

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,825	—	—	—	1,825
Dividends paid	(3,912)	—	—	—	(3,912)
Intercompany	4,441	(4,402)	(39)	—	—
Dividends received from (paid to) affiliate	350	—	(350)	—	—

Net cash provided by (used in) financing activities	2,704	(4,402)	(389)	—	(2,087)

(Decrease) increase in cash and cash equivalents	(17)	(3,804)	1,960	—	(1,861)
Cash and cash equivalents at beginning of year	137	4,907	452	—	5,496

Cash and cash equivalents at end of year	$120	$1,103	$2,412	$—	$3,635

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in thousands)	United Industrial Corporation (Parent)	AAI Corporation (Guarantor)	Detroit Stoker Company (Non-Guarantor)	Eliminations	United Industrial Corporation and Subsidiaries
OPERATING ACTIVITIES:
Cash flows from continuing operations	$6,896	$34,408	$1,866	$—	$43,170
Cash flows used in discontinued operations	—	(45,459)	—	—	(45,459)

Net cash provided by (used in) operating activities	6,896	(11,051)	1,866	—	(2,289)

INVESTING ACTIVITIES:
Increase in amount due from investee for discontinued operations	—	(2,986)	—	—	(2,986)
Repayment of advances by investee of discontinued operations	—	2,730	—	—	2,730
Purchase of property and equipment	(1)	(1,601)	(426)	—	(2,028)
Capital expenditures of discontinued operations	—	(2,610)	—	—	(2,610)
Repayment of advances received by investee	—	2,300	—	—	2,300

Net cash used in investing activities	(1)	(2,167)	(426)	—	(2,594)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	4,063	—	—	—	4,063
Dividends paid	(5,069)	—	—	—	(5,069)
Intercompany	(15,332)	14,694	638	—	—
Dividends received from (paid to) affiliate	6,150	—	(6,150)	—	—

Net cash (used in) provided by financing activities	(10,188)	14,694	(5,512)	—	(1,006)

(Decrease) increase in cash and cash equivalents	(3,293)	1,476	(4,072)	—	(5,889)
Cash and cash equivalents at beginning of year	3,430	3,431	4,524	—	11,385

Cash and cash equivalents at end of year	$137	$4,907	$452	$—	$5,496

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
United Industrial Corporation
Hunt Valley, Maryland

        We have audited the accompanying consolidated balance sheets of United Industrial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Industrial Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

March 10, 2004, except for
    Note 21, as to which the date
    is September 15, 2004.
Philadelphia, Pennsylvania

QuickLinks

  Exhibit 99.1
UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, except per share amounts)
UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)
UNITED INDUSTRIAL CORPORATION NOTES TO FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2003
CONDENSED CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001
Report of Independent Registered Public Accounting Firm